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Exhibit 10.42

CYBERKNIFE® G4 SHARED OWNERSHIP AGREEMENT

Customer:	Account Number:
("Customer")
Contact Name:	Quote ID:
Address:	Revision Number:
Revision Date:
RSD Contact:	Expiration Date:

Only valid for primary customer named above. This CyberKnife Shared Ownership Agreement ("Agreement") is non-transferable and not for export outside the U.S.

A.	Quote
	Part Description	Quantity	Unit Price	Line Total
1.	CyberKnife Robotic Radiosurgery System (See B below)	1	$4,195,000.00	$4,195,000.00
2.	Additional Options Total (See C Below)			$0.00
3.
	Special Promotion if this Agreement is signed by the Expiration Date. [However, should Customer, at any time prior to installation, decide not to purchase the InView™ Workstation or the MultiPlan™ Workstation, the additional discount will be cancelled.]
4.	Special Q2 2007 RoboCouch™ Patient Positioning System Promotion if Customer purchases the RoboCouch in Section C.1 Below. [ONLY APPLIES IF ROBOCOUCH IS PURCHASED]			($200,000.00)

			Total Due	$4,195,000.00

B.	The Base CyberKnife System—G4 Configuration $4,195, 000.00
1.	Robotic Treatment Delivery System
	1.1.	Image-Guidance System
	1.1.1.	Diagnostic X-ray sources
	1.1.2.	In-Floor Amorphous Silicon X-Ray Detectors
	1.2.	600 MU/minute Linear Accelerator (Linac) with secondary collimators
	1.3	Robotic Manipulator
	1.4	Patient Treatment Couch
	1.4.1.	Two (2) CT Overlay Kits included
	1.5	Treatment Delivery Control Console
2.	Treatment Planning System
	2.1.	Two (2) MultiPlan™ Treatment Planning Workstations
	2.2.	One (1) InView™ Workstation
	2.3.	CK Remote™ Open Architecture
3.	Clinical Application Modules
	3.1.	Synchrony® Respiratory Tracking System
	3.2.	Xsight™ Spine Tracking System
4.	Data Management Systems
	4.1.	Patient Archive and Restore System
C.	Additional Options
  1.
  RoboCouch™ Patient Positioning System

  Select RoboCouch Patient Positioning System by marking the box below.

☐	RoboCouch Patient Positioning System	$800,000.00
When selecting RoboCouch Patient Positioning System, the Patient Treatment Couch (Section B.1.4) is removed from the Base CyberKnife System and replaced with the RoboCouch Patient Positioning System.
	Patient Treatment Couch Credit	($350,000.00)
  2.
  Additional MultiPlan™ Treatment Planning Workstation

  Two (2) MultiPlan Workstations are included with the Base CyberKnife System; however, additional MultiPlan Workstations may be purchased. Select additional MultiPlan Workstations by marking the box below.

☐	MultiPlan Workstation		$125,000.00 each
	Number of Additional MultiPlan Workstations:	MultiPlan Subtotal	$0.00

  3.
  InView™ Workstation

  One InView Workstation is included with the Base CyberKnife System; however, additional InView Workstations may be purchased. Select additional InView Workstations by marking the box below.

☐	InView Workstation		$45,000.00 each
	Number of Additional InView Workstations:	InView Subtotal	$0.00

		Additional Options Total	$0.00

D.	Pricing & Inclusions
1.	Pricing
	1.1	CyberKnife® Robotic Radiosurgery System (from Section A above)		$4,195,000.00
1.2	Down Payment Options:
		Accuray offers the following down payment options. Select one of the following down payment options by marking the box next to the down payment option desired (the "Down Payment"). The Down Payment is due to Accuray in accordance with the applicable dates specified in Section D.2.1 (Down Payment Payments) below.	☐ ☐ ☐ ☐ ☐ ☐ ☐	$100,000 $250,000 $500,000 $1,000,000 $1.500,000 $2,000,000 $2,500,000

	1.3	Remaining System Price (with Additional Options and less Down Payment)

2.	Payment Terms
	2.1.	Down Payment Payments
Total Amount of Down Payment	Amount due upon Customer's signature	Amount due within 60 days of signature	Amount due upon delivery of System	Amount due upon Acceptance
$ 100,000	$100,000	N/A	N/A	N/A
$ 250,000	$100,000	$150,000	N/A	N/A
$ 500,000	$100,000	$400,000	N/A	N/A
$1,000,000	$100,000	$400,000	$ 400,000	$100,000
$1,500,000	$100,000	$400,000	$ 850,000	$150,000
$2,000,000	$100,000	$400,000	$1,300,000	$200,000
$2,500,000	$100,000	$400,000	$1,750,000	$250,000
2.2.	Minimum Monthly Payments
Total Amount of Down Payment	Minimum Monthly Payment
$100,000	$45,000
$250,000	$43,000
$500,000	$40,000
$1,000,000	$35,000
$1,500,000	$30,000
$2,000,000	$25,000
$2,500,000	$20,000

	2.3.	Revenue Share Payments
All Technical Fees (as defined in Section 2.1 of the Accuray Terms and Conditions set forth below) collected during the Term of this Agreement are split equally (50/50) between Customer and Accuray. The Revenue Share Payments are net of the Minimum Monthly Payments.
	2.4.	Credit Worthiness
Accuray's obligations under this Agreement are subject to approval of Customer's credit worthiness by Accuray or its designees and agents ("Accuray Finance"). Customer understands that interest rates vary depending upon market fluctuations until all financing related documents are fully executed.
3.	Shipping Terms:
	3.1.	F.O.B. Destination.
	3.2.	Anticipated delivery scheduled for .
4.	Site Preparation and Installation:
	4.1.	Site preparation at Customer's expense.
	4.2.	Installation included at Accuray's expense.
5.	Warranty:
	5.1.	1 year warranty includes all parts and labor.
6.	Training:
	6.1.	Training provided for up to 5 personnel (e.g. surgeon, radiation oncologist, physicist, radiation therapist). Hotel accommodations and travel costs are not included.
	6.2.	Additional attendees will be charged according to the then current training price list.
E.	Contingencies

  There are no contingencies at this time.

F.	Preventive Maintenance and Service Contracts

  In order to ensure that appropriate preventive maintenance and service are provided for the equipment that is the subject of this Agreement, Customer acknowledges and agrees that if and when it executes this Agreement, then Customer will enter into Accuray's Diamond Elite Preventive Maintenance and Service Agreement. Accuray's Diamond Elite Preventive Maintenance and Service Agreement covers the Base CyberKnife System as described in Section B above, up to 2 Multiplan Workstations (including the 2 MultiPlan Workstations in the Base CyberKnife System), and up to 3 InView Workstations (including the InView Workstation in the Base CyberKnife System). If Customer has more than 2 MultiPlan Workstations installed (including the MultiPlan Workstations in the Base CyberKnife System) or more than 3 InView Workstations installed (including the InView Workstation in the Base CyberKnife System), then an additional charge of $18,750.00 per year per MultiPlan Workstation and $6,750.00 per year per InView Workstation, as applicable, will be added by Accuray to the invoice for Customer's Diamond Elite Preventive Maintenance and Service contract and Customer shall pay such amounts to Accuray. A copy of Accuray's Diamond Elite Preventive Maintenance and Service contract is provided to you separately. The pricing for Accuray's standard Diamond Elite Preventive Maintenance and Service contract is as follows:

  ☒
  Diamond Elite Service: Five (5) year contract, no payments until after warranty year
First Year (Warranty Year)	No Payment
Second Year	$460,000.00 per year
Third Year	$460,000.00 per year
Fourth Year	$460,000.00 per year
Fifth Year	$460,000.00 per year

  Payment Terms:    See Diamond Elite Preventive Maintenance and Service Agreement provided separately.

G.	Accuray Terms and Conditions
1.
Definitions; Terms.    "Accuray Products" means all products manufactured by Accuray Incorporated ("Accuray") including, but not limited to, Accuray-produced hardware, software, and firmware. "Accuray Services" means services of Accuray related to the warranty provided herein, but shall not include any services relating to the Diamond Elite Preventive Maintenance and Service Contract between Customer and Accuray, which shall be governed by the terms of the separate Diamond Elite Preventive Maintenance and Service Contract. "Accuray System" means the CyberKnife System provided by Accuray to Customer hereunder, which includes component parts produced by other manufacturers. "Accuray Update" means any update offered by Accuray to any Accuray Product or Accuray System. "Accuray Upgrade" means any upgrade offered by Accuray to any Accuray Product or Accuray System. "Specifications" means the user manuals, reference guides, and configuration documentation provided by Accuray to Customer in writing, as updated from time to time by Accuray. All Accuray Products, Accuray Services, Accuray System, Accuray Upgrades and Accuray Updates (collectively, "Accuray Deliverables") are furnished only on the terms and conditions stated herein. Any different or additional terms contained in Customer's purchase order, or similar documents shall not bind Accuray.

2.
Payments.

2.1.
Under this Agreement, Customer will be responsible for making three types of payments to Accuray: (i) the Down Payment, (ii) Minimum Monthly Payments and (iii) Revenue Share Payments

2.1.1.
Down Payment.    Customer shall pay Accuray a Down Payment in the amount selected by Customer in Section D.1.2 (Down Payment Options) above, which Down Payment shall be due in accordance with the applicable dates specified in Section D.2.1 (Down Payment Payments) above.

2.1.2.
Minimum Monthly Payments.    The Minimum Monthly Payments are certain minimum payments that Customer is required to make to Accuray each month regardless of the amount of revenue that Customer has generated in such month. The amount of Customer's Minimum Monthly Payment is dependent upon the amount of Customer's Down Payment. Customer agrees that the minimum monthly payment amount set forth in Section D.2.2 (Minimum Monthly Payments) above which corresponds to the value of Customer's Down Payment shall constitute the amount of Customer's Minimum Monthly Payment under this Agreement.

2.1.2.1.
Starting with the first (1st) month following the Commencement Date (as defined below), in the event that the Revenue Share payment (as defined below) to be made by Customer to Accuray is not equal to or greater than the amount of Customer's Minimum Monthly Payment, Customer shall make a payment to Accuray in the amount of Customer's Minimum Monthly Payment, notwithstanding the actual amount of any fees collected by Customer with respect to such month. The Minimum Monthly Payments will be due on the third (3rd) business day of each month and shall continue for the Term of this Agreement. For the avoidance of doubt, and by way of example, if the Commencement Date is on any day of the month of May, the Minimum Monthly Payment shall commence on the third (3rd) business day of June.

    2.1.3.
    Revenue Share Payments.    The Revenue Share Payments are payments that Customer is required to make to Accuray based on an equal division (50/50) of the total Technical Fees (as defined below) collected by Customer each month.

    2.1.3.1.
    Treatment Services.    "Treatment Services" means all services provided using the Accuray Deliverables including but not limited to: treatment planning services, treatment delivery services, and other such services that may become available in the future, for which reimbursement is sought.

    2.1.3.2.
    Technical Fees.    "Technical Fees" means as all payments received by Customer for the Treatment Services being provided using the Accuray Deliverables, excluding the "professional" services collected for the physician surgeons and radiation oncologists administering or prescribing the treatment (such professional services fees, "Professional Fee"). Revenue Share payments are due for the Term of this Agreement. Revenue Share Payments are net of Customer's Minimum Monthly Payments, i.e., the month when the collections were received. If the Revenue Share Payment due to Accuray in any given month is less than the Minimum Monthly Payment, then Customer shall pay the Minimum Monthly Payment in that month only.

    2.1.3.3.
    Revenue Share and Minimum Monthly Payments.    Revenue Share Payments shall be reduced by the Minimum Monthly Payment made for that particular month in which the revenue was generated (i.e., the month when the collections were received). If the Revenue Share Payment due to Accuray in any given month is less than the Minimum Monthly Payment, then Customer shall pay Accuray the Minimum Monthly Payment in that month only. All Revenue Share Payments made by Customer to Accuray under this Agreement shall be applied to decrease the Buyout Price (as defined below) of the Accuray Deliverables provided hereunder.

    2.1.3.4.
    Global Billing.    In the event of any "global" billing, defined as any bill that requires a combined billing for the technical and professional components, the reimbursement will be allocated seventy-four percent (74%) to the Technical Fee and twenty-six percent (26%) to the Professional Fee.

    2.1.3.5.
    Pooled Rate.    In the event of that the payment to Customer for CyberKnife treatment services are unspecified and fall under a reimbursement payment methodology that is derived from a bundled, pooled, "hold back" or "capitated" arrangement, the reimbursement allocated to the technical and professional components of the CyberKnife treatment shall consist of a "Pooled Rate."

    2.1.3.5.1.
    The Pooled Rate shall be calculated on each anniversary of the Commencement Date for the succeeding year.

    2.1.3.5.2.
    For each year following such Commencement Date, the Pooled Rate shall be equal to the average reimbursement for CyberKnife treatment received by Customer from all payers of unbundled rates during the preceding year.

        2.1.3.5.3.
        For the first year following the Commencement Date, the Pooled Rate will be an estimated rate, calculated ninety (90) days after the Commencement Date, to allow Customer time to negotiate rates with insurance carriers for that first year.

      2.1.3.6.
      Inpatient Rate.    In the event that a patient is treated with the Accuray Deliverables while being an inpatient at Customer when such services are rendered and the Customer is paid on a DRG-like basis, Customer agrees to pay Accuray according to the payment methodology for the Revenue Share Payments set forth in this Section 2.1.3.

  2.2.
  Payment Terms.    On or before the close of business on the third (3rd) business day of each month following the month that contains the Commencement Date (the "Payment Due Date"), however, no later than sixty (60) days following the Delivery Date, Customer shall pay to Accuray the greater of the Minimum Monthly Payment for the prior month (subject to Section 2.1.2, "Minimum Monthly Payments" above) or the Revenue Share Payment for the prior month. Customer will provide Accuray the previous month's billing and collection statements and any other relevant statements by the third (3rd) business day of each month, together with payments of the Minimum Monthly Payment or Revenue Share payments due to Accuray in that month. Customer shall pay for the Accuray Deliverables in accordance with the payment schedule set forth herein, provided that if installation or Acceptance (as defined below) is delayed by Customer for reasons not attributable to Accuray, the payment amount due upon Acceptance of the applicable Accuray Deliverable shall be due and payable the earlier of (i) 60 calendar days after delivery or (ii) Acceptance. If the delivery of an Accuray Deliverable is delayed by Customer for reasons not attributable to Accuray, Customer shall pay Accuray's reasonable cost to store such deliverable (including, but not limited to, insurance and demurrage charges) and amounts due on the estimated delivery date specified in Section D above for such deliverable shall become due and payable on such date. Accuray's performance hereunder is subject to Accuray's approval of Customer's credit.

  2.3.
  Invoices; Late Fees.    If Customer's internal payment processing procedure requires Customer to receive an invoice before paying amounts due hereunder, Customer shall request such invoice sufficiently in advance to make the payment in accordance with the payment schedule set forth herein. Customer shall pay Accuray a late fee of 2% on each payment made after the Payment Due Date, as well as interest at the rate of 1% per month (or, if lower, the maximum rate that as is permitted by applicable laws) from the Payment Due Date to the date it was received by Accuray. Customer shall pay Accuray's reasonable costs of collecting amounts due hereunder that are more than 30 days past due. Accuray may suspend its performance under this Agreement if payments are not made in accordance with the payment schedule set forth herein.

  2.4.
  Taxes.    All payments from Customer to Accuray under this Agreement are exclusive of taxes (e.g. sales, use, rental or similar taxes), duties, license or other fees, etc. If the use or possession of the Accuray Deliverables by Customer pursuant to this Agreement results in the imposition of any taxes, duties, or other fees, or requires the issuance of any permits or licenses, such taxes, duties or fees (other than taxes upon Accuray's net income) shall be paid, and such permits and licenses applied for and maintained, by Customer. Any sales, use, rental or similar tax computed on the basis of the payments and required to be collected by Accuray shall be paid by Customer with and in addition to the related payment.

  2.5.
  Best Efforts.    Customer agrees to use its best efforts to obtain prompt payment, from patients and third-party payers and at the rates lawfully available in the market or markets served by Customer, for services rendered by Customer utilizing any of the Accuray Deliverables.

    Accuray's personnel who have knowledge and experience in obtaining reimbursement for such services may assist Customer in strategizing as to such reimbursement, but Customer shall be responsible for applying for and obtaining such payment and reimbursement. Nothing in this Section 2.5 is intended to suggest that either party will do anything inconsistent with the anti-fraud provisions of healthcare laws or regulations.

3.
Buyout.    On any anniversary date following one (1) year from the Commencement Date, Accuray will provide an exit strategy (the "Buyout Option") enabling Customer to buy out Accuray's interest in this program including the Accuray Deliverables at the predetermined price and terms available from Accuray, less an amount equal to all Revenue Share Payments made by Customer to Accuray under this Agreement as of the date that Customer exercises its Buyout Option, with sixty (60) days written notice. The amount that Customer must pay to Accuray in order to exercise its Buyout Option (the "Buyout Price") will depend upon the amount of Customer's initial Down Payment to Accuray and the year in which Customer exercises its Buyout Option. Customer acknowledges and agrees that its Buyout Price will correspond to the amount of Customer's Down Payment and the year in which Customer exercises its Buyout Option, less all Revenue Share Payments made by Customer to Accuray under this Agreement as of the date that Customer exercises its Buyout Option.

4.
Funding.    Customer understands that Accuray may obtain outside funding to invest in the Shared Ownership Program and may use the Accuray Deliverables and Customer's Per Patient Payments and other payments as collateral (or the title of the Accuray Deliverables may be transferred to a third party as part of a financing agreement). Customer agrees to provide reasonable information to allow this financing.

5.
Shipment.    Shipments are F.O.B. Destination. Customer shall inspect arriving shipments and report any visible damage or shortages to Accuray within 48 hours after delivery and any concealed damage within 10 days after delivery. If Customer does not report damage in accordance with the previous sentence, Customer shall bear the risk of loss with respect to such damage. For shipments outside the United States, Customer shall procure all necessary permits and licenses for such shipments and for compliance with any government regulations applicable at the destination. Delivery and installation dates set forth in Section D above, or otherwise agreed upon in writing by the parties are approximate. Accuray shall use reasonable efforts to meet all such delivery and installation dates but shall not be liable for delays.

6.
Installation.

6.1.
Installation by Accuray.    Accuray will notify Customer approximately 90 calendar days prior to the scheduled delivery of the Accuray System to coordinate installation details. Installation will be performed by Accuray. Accuray will assemble and test the Accuray System. Operation of the Accuray System by Accuray, as necessary for completion of installation or acceptance tests, is subject to Customer providing adequate radiation shielding protection and other site preparations required for the safety and protection of personnel and the Accuray Deliverables. Upon completion of the installation, Accuray's representatives will demonstrate proper machine operation by performing Accuray's acceptance test procedure. For clarity, Accuray is not responsible for any commissioning of the Accuray System, including, but not limited to, any calibration or radiation surveys. Such commissioning shall be the sole responsibility of Customer.

6.2.
Site Preparation.    Customer will be responsible for having the building, utilities, lighting, ventilation, air conditioning, mounting facilities, all necessary radiation shielding, patient positioning lasers, closed-caption TV system, intercom, and access to the room completed on the estimated delivery date and ready for installation of the Accuray System. Accuray will have no responsibility for any matter affecting or related to the adequacy of architectural design, utility service design, the radiation protection walls and barriers, patient viewing devices, or facility personnel safety devices at Customer's site. Architectural design, radiation protection walls and barriers and other safety devices must be approved by an expert in the radiation field and shall be Customer's responsibility.

  6.3.
  Rigging and Unloading.    Accuray will locate and contract with a rigger or local licensed contractor to provide labor and rigging services necessary to unload the sub-base frame and the rest of the Accuray System from the transport vehicle and move the entire Accuray System to its final position under Accuray's supervision. Accuray shall be responsible for all standard rigging costs and expenses. An Accuray representative will monitor the movement, final positioning and connection of the Accuray System.

  6.4.
  Customer Representative.    Customer shall provide a representative who shall be present at all times during the installation and be capable of assisting where necessary. When no representative is present and assistance from Customer is not available when required, Accuray may suspend the installation until an appropriate Customer representative is made available consistently.

  6.5.
  Site Location.    Customer agrees that the Accuray System will remain at the site at which Accuray installs the System and will not be re-located without the prior written consent of Accuray, such consent to not be unreasonably withheld.

7.
Training.

7.1.
Training.    Accuray will provide training for up to 5 Customer personnel (such personnel, collectively, the "Initial Group"). The Accuray training includes: (i) Technical Training, (ii) 1 Clinical Site Visit, and (iii) 1 on-site training session on the technical use of the Accuray System during first patient treatment, as each is described below. Customer shall be responsible for the travel and living expenses of all personnel sent for training. At the request of Customer, Accuray shall train additional Customer personnel beyond the Initial Group in accordance with Accuray's then current training price list and availability.

7.2.
Training Framework and Restrictions.    Due to logistical considerations, Accuray can only offer 1 Clinical Site Visit and 1 on-site training session during first patient treatment per Customer. As set forth below, Customer shall at a minimum send a Core Group (as defined in Section 7.3.1 below) for Technical Training prior to installation. However, because completion of the Technical Training is a prerequisite to the Clinical Site Visit and because completion of Technical Training and the Clinical Site Visit are prerequisites to the on-site training session during first patient treatment, Accuray strongly recommends that Customer send its entire Initial Group to Technical Training before the Clinical Site Visit. If Customer does not send its entire Initial Group to Technical Training prior to the Clinical Site Visit, then only Customer's Core Group personnel who have completed the Technical Training shall be able to participate in the Clinical Site Visit and subsequent on-site training session during first patient treatment. If Customer does not send its entire Initial Group to Technical Training prior to the Clinical Site Visit, then the remaining members of Customer's Initial Group shall only be eligible for Technical Training and must complete such Technical Training within 60 days of the first patient treatment or the option for such Technical Training shall be deemed waived by Customer.

7.3.
Technical Training

7.3.1.
Technical Training will occur at Accuray's training facility in Sunnyvale, California or such other regional training facility as Accuray may establish. At a minimum, Customer must include the following individuals in the first group that Customer sends to Technical Training:

      (i)
      at least 1 medical physicist or the individual who will be responsible for commissioning the Accuray System and performing the quality assurance testing and treatment planning at Customer's site if such individual is not a physicist; and

      (ii)
      at least 1 radiation oncologist or the individual who will be responsible for approving the prescription at Customer's site if such individual is not a radiation oncologist (such individuals, collectively, the "Core Group").

    7.3.2.
    At a minimum, the Core Group must have completed the Technical Training prior to installation. Customer, in its discretion, may select the remaining members of Customer's Initial Group (for example, surgeons, specialists, radiation therapists and additional medical physicists and/or radiation oncologists), however, as described in Section 7.2 above, Accuray strongly recommends that Customer send its entire Initial Group to Technical Training prior to the Clinical Site Visit.

  7.4.
  Clinical Site Visit.    Accuray will arrange for 1 Clinical Site Visit for Customer's Initial Group prior to installation. The Clinical Site Visit will take place at an operating CyberKnife Center in the United States. This Clinical Site Visit will involve clinical interaction with personnel at such center and an opportunity to witness actual patient treatment. Accuray will provide each customer with only 1 Clinical Site Visit and thus any members of Customer's Initial Group who wish to attend a Clinical Site Visit must all attend the same Clinical Site Visit. Completion of Technical Training is a prerequisite to participation in the Clinical Site Visit.

  7.5.
  On-site Training during First Patient Treatment.    Accuray shall provide an Accuray trainer to assist with the technical use of the Accuray System at Customer's site during first patient treatment. For clarity, proctoring and credentialing of physicians and medical staff is the responsibility of the Customer and should be performed separately from Accuray training according to the policies and procedures of the particular Customer or affiliated hospital, as applicable. Completion of the Technical Training and Clinical Site Visit by, at a minimum, the Core Group of Customer personnel are prerequisites for Accuray providing a trainer during the first patient treatment at Customer's site. Accuray shall have the right to reschedule the first patient treatment in the event that Customer's Core Group has not completed the Technical Training and the Clinical Site Visit prior to the first patient treatment. In addition, at the first patient treatment the Accuray trainer will only work with Customer personnel who have previously completed both Accuray's Technical Training and Clinical Site Visit.

  7.6.
  Credentials.    Customer shall determine and verify any necessary credentials of any personnel that Customer sends for training on the Accuray System. Accuray shall not be responsible for and will not in any way determine, assess or verify any necessary credentials of any personnel that Customer sends for training on the Accuray System.

  7.7.
  Qualification.    Accuray strongly recommends that any Customer personnel who will be involved with the Accuray System attend the training programs offered by Accuray, however, Customer shall have the sole responsibility for ensuring that any Customer personnel are appropriately trained with respect to any Accuray Deliverables and Accuray shall not be responsible for any such determinations.

8.
Service and Maintenance.    During the Term of this Agreement, except during the warranty year, as set forth in Section 16 (Warranty) below, the maintenance and repair of the Accuray Deliverables shall be provided pursuant to the terms and conditions of the Diamond Elite Preventive Maintenance and Service Agreement provided separately and Customer hereby agrees to execute such Diamond Elite Preventive Maintenance and Service contract if and when

  Customer executes this Agreement. Notwithstanding the foregoing, Customer shall be responsible, and shall promptly pay Accuray, for any repair of the Accuray Deliverables, which is necessary as a result of any negligent or intentional failure of Customer, its employees or agents to operate the Accuray Deliverables in accordance with the User Manuals published by Accuray, a copy of which has been provided to Customer. Customer shall keep the User Manuals in a secure location and treat their contents as confidential.

9.
Calibration and Local Requirements.

9.1.
Calibration.    Customer shall be solely responsible for all Accuray System commissioning and calibration. The dose rate and integrated dose measured by the accelerator transmission ionization chamber and dosimetry electronics must be calibrated by a qualified radiological physicist prior to use of the Accuray System for patient treatment. Customer shall be responsible for quality assurance testing and calibrating the Accuray System regularly. Customer also shall be responsible for radiation surveys which may be required by applicable law or regulation or which may be necessary to establish that radiation does not exceed safe levels. Accuray has no responsibility for any such commissioning, quality assurance testing, calibration or radiation surveys.

9.2.
Pre-Requisite to First Patient Treatment.    Proper commissioning, calibration and quality assurance testing ("QA") of the Accuray System are necessary prerequisites to the first patient treatment. Accuray has the right to delay the first patient treatment in the event that Customer, in Accuray's sole opinion, does not have sufficient time between installation and first patient treatment to properly commission, calibrate and QA the Accuray System.

9.3.
Local Requirements.    Customer shall be responsible for obtaining all permits and for meeting all requirements relating to state and local codes, registration, regulations and ordinances applicable to Customer's use of the Accuray System. Accuray has no responsibility for compliance by the Accuray Deliverables with such requirements.

10.
Acceptance.    "Acceptance" of the Accuray System shall occur upon the earlier of (i) completion by Accuray of its acceptance test procedure that demonstrates that the Accuray System substantially conforms to the Specifications or (ii) execution of Accuray's acceptance form by Customer. In no event shall Customer or its agents use the Accuray System (or any portion thereof) for any purpose before Acceptance thereof without the express written approval of Accuray. Customer shall indemnify and hold Accuray harmless from any such use.

11.
Commencement Date.    Customer believes that, by the date of Acceptance, it will have identified medically suitable patients to be treated using the Accuray System, and will schedule its first patient treatment as quickly as is possible and medically indicated after the date of Acceptance, after completing appropriate System Commissioning, Quality Assurance Testing and Calibration. The date of this first patient treatment shall be the "Commencement Date."

12.
Customer Obligations.

12.1.
Reporting.    On or before the close of business on the third (3rd) business day of each calendar month following the month that contains the Commencement Date, Customer shall report to Accuray all treatment services performed utilizing the Accuray Deliverables, all amounts billed therefor during the previous month, and all amounts collected during the previous month.

12.2.
Records and Audit.    Upon the request of Accuray, and subject to a Business Associate Agreement, if any, Customer shall provide to Accuray all documentation in its possession supporting calculation of any payment or payments. If and to the extent Accuray reasonably deems it necessary, Customer shall provide patient-by-patient information, redacted only to the extent required by a Business Associate Agreement, if applicable. Accuray shall have the right to audit the books and records of Customer as they relate to the calculation of any payment or payments. Any audit disclosing any payment which is less than five percent (5%) lower than it should have been shall be at the expense of Accuray. Any audit disclosing any payment which is five percent (5%) or more lower than it should have been shall be at the expense of Customer. In the event that Accuray wishes to audit Customer's books and records, then Accuray and Customer will agree on a mutually acceptable date and time for such audit (the "Audit Date"). Customer acknowledges that once the Customer and Accuray have agreed upon the Audit Date, Accuray will incur expenses associated with the audit, for example travel to the site, preparation, auditor's time and expenses, etc. Should Customer not be prepared to proceed with the audit on the Audit Date, then, notwithstanding this Section 12.2, Customer shall promptly reimburse Accuray for all reasonable expenses incurred by Accuray including down time and travel expenses of the Accuray auditor.

  12.3.
  Financial Statements.    If requested in writing by Accuray, Customer will provide recent audited or certified financial statements within fourteen (14) calendar days of such request.

  12.4.
  Support Services and Equipment.    Customer shall, at its own expense, provide the supporting diagnostic imaging equipment and facilities, working capital, medical and technical staff necessary to provide both the professional and technical components of the surgery and therapy services, and billing and collections for the CyberKnife facility. Accuray shall have no obligation to provide personnel or services other than as explicitly provided in this Agreement.

  12.5.
  Operating Expenses.    All operating expenses, including by way of example and not by way of limitation, other staffing (direct costs and indirect and overhead expenses), administrative and medical supplies, general and administrative expenses, fiducials and other consumables, quality assurance equipment, and phantoms, shall be borne exclusively by Customer.

  12.6.
  Visits.    Customer acknowledges and agrees that Accuray may use Customer's CyberKnife site as a "show site" for potential customers of Accuray. All such visits to Customer's site shall be at reasonable times and subject to such reasonable restrictions as are agreed to between Customer and Accuray.

13.
Patient Information.

13.1.
Data Collection.    Customer agrees to collect data (including a CyberKnife treatment log) with respect to patients treated by Customer utilizing the Accuray Deliverables as Accuray may reasonably request in support of regulatory approval applications, clinical studies, and promotion. Accordingly, Accuray may receive from Customer, or create or receive on behalf of Customer, patient healthcare, billing, or other confidential patient information ("Patient Information"). Patient Information, as the term is used herein, includes all "Protected Health Information," as that term is defined in 45 CFR § 164.501.

13.2.
Compliance with HIPAA.    In performing any services hereunder, Accuray may receive from Customer Patient Information Customer shall identify to Accuray in writing all such information when Customer provides such information to Accuray, and Accuray shall use Patient Information so identified by Customer only as necessary to provide the services to Customer as set forth herein. Accuray shall comply with all federal laws, rules and regulations relating to the confidentiality of Patient Information, including the applicable provisions of the privacy regulations promulgated pursuant to Health Insurance Portability and Accountability Act of 1996 ("HIPAA").

13.3.
De-Identified Information.    Customer shall provide Accuray with only de-identified Protected Health Information, in accordance with the requirements of 45 CFR 164.514. Any information provided to or shared with Accuray shall have all identifying patient information removed, including, but not limited to, names, addresses, zip codes, telephone numbers, social security numbers, medical record numbers, health plan numbers, and so on, and shall be assigned a de-identified record code in accordance with 45 CFR 164.514(c).

14.
Insurance.

14.1.
For the Term of this Agreement, Accuray shall, at its sole cost and expense, maintain product liability and property damage insurance covering the Accuray Deliverables with the following minimum coverage: Basic liability and product liability of One Million Dollars ($1,000,000); equipment coverage at replacement value; and a liability umbrella policy of Three Million Dollars ($3,000,000). A certificate evidencing such coverage shall be provided by Accuray to Customer upon request by Customer.

14.2.
Customer shall maintain comprehensive general liability insurance covering its services provided with the Accuray Deliverables and its premises where the Accuray Deliverables are located and shall require that each physician who provides treatment utilizing the Accuray Deliverables, and each other person who performs other medical services on patients referred for treatment with the Accuray Deliverables, shall maintain professional liability insurance, including, but not limited to, malpractice insurance, in such amounts and in such form as is customary for such persons in their respective professional fields as well as in Customer's community. Upon request by Accuray, Customer shall furnish Accuray evidence of such insurance coverage.

15.
Intellectual Property Rights; Indemnity.

15.1.
Indemnity.    Accuray shall at its expense defend any action brought against Customer with respect to a claim by a third party that the design or manufacture of any Accuray Deliverable infringes any valid patent or other intellectual property right of the United States, and shall pay any damages awarded by a court arising from such claim, provided Customer gives Accuray prompt written notice of such claim and full authority, information and assistance in settling or defending such claim.

15.2.
Certain Remedies.    If a court judgment prohibits Customer's continued use of any Accuray Deliverable, or if at any time Accuray determines that any Accuray Deliverable may become subject to a cause of action for infringement, Accuray may at its expense either (i) procure a license to enable Customer to continue using such Accuracy Deliverable, (ii) replace such Accuray Deliverable with a non-infringing Accuray Deliverable, or (iii) remove such Accuray Deliverable and refund a pro-rated portion of the Purchase Price paid by the Customer for such Accuray Deliverable, which portion shall be calculated on a straight-line basis over a 5-year period beginning on the date of Acceptance (i.e., removal of the Accuray Deliverable at the end of the first year after Acceptance would result in a refund of 80% of the Purchase Price). Accuray shall have no liability hereunder with respect to any claims settled by Customer without Accuray's prior written consent.

15.3.
Exclusion.    Accuray excludes from any liability hereunder, and Customer shall indemnify and hold Accuray harmless from and against any expense, loss or liability resulting from claimed infringement of any third party intellectual property rights: (i) arising from the use of an Accuray Deliverable other than in accordance with the Specifications, (ii) based on the combination of equipment, processes, programming applications or materials not furnished by Accuray with the Accuray Deliverables, (iii) arising out of compliance by Accuray with Customer's designs, specifications or instructions, or (iv) damages incurred as a result of Customer's continued use of an Accuray Deliverable after Accuray has recommended in writing that Customer suspend such use. This Section 15 states Accuray's entire liability for any claim based upon or related to any alleged infringement by an Accuray Deliverable of intellectual property right.

16.
Warranty.

16.1.
Warranty.    Accuray warrants that (i) the hardware components of the Accuray Deliverables will be free from defects in material and workmanship and (ii) the hardware and software components of the Accuray Deliverables will operate substantially in accordance with the Specifications, in each case for a period of 1 year from the date of Acceptance, but not to exceed 2 years from date of delivery ("Warranty Period"). Any service with respect to Accuray Deliverables provided by Accuray after the Warranty Period shall be provided in accordance with the terms of a Service Contract executed by the parties.

16.2.
Warranty Remedy.    If Customer notifies Accuray during the Warranty Period of a defect in an Accuray Deliverable that causes such deliverable to fail to conform to the foregoing warranty, Accuray shall at its option either repair or replace the defective deliverable, or, if in Accuray's opinion such repair or replacement is not commercially reasonable, Accuray shall refund a pro-rated portion of the price paid by the Customer for such Accuray Deliverable, which portion shall be calculated on a straight-line basis over a 5-year period beginning on the date of Acceptance. This Section 16.2 sets forth Customer's sole and exclusive remedies with respect to a breach of the warranty specified in Section 16.1.

16.3.
Conservation of Materials.    In the interest of conservation of scarce materials, and of efficient utilization of high value parts, the Accuray Deliverables may contain re-manufactured parts. Such parts are subject to the same standards of quality control applied to other parts and are covered by the warranty in this Section 16.

16.4.
Scope of Warranty.    The warranty services described in this Section 16 shall not apply to defects or non-conformities caused by: (i) abuse, accident, misuse or neglect of an Accuray Deliverable; (ii) modification of an Accuray Deliverable (including any software therein) without Accuray's express written authorization; (iii) use in an operating environment other than the operating environment described in the Specifications; or (iv) any component of an Accuray Deliverable that has been superseded by a update made available to Customer without charge by Accuray. In-warranty repair or replaced parts are warranted only for the unexpired portion of the original warranty period.

16.5.
OTHER WARRANTIES.    EXCEPT AS SET FORTH IN THIS SECTION 16, ACCURAY DISCLAIMS ALL EXPRESS OR IMPLIED WARRANTIES INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, AND OF FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.

17.
Mutual Indemnity.    If it is determined by a court in accordance with applicable law that the negligence of a party (the "Responsible Party"), its employees or agents causes damage or injury to a third party, the Responsible Party shall pay the other party for any damages awarded by a court or agreed to by the Responsible Party in a settlement arising from such claims to the extent such damages reflect the Responsible Party's relative fault therefor. Notwithstanding the foregoing, Accuray shall have no responsibility whatsoever for, and Customer shall indemnify and hold Accuray harmless from, all damage or injury to third parties which (i) results from the use, operation or service of any Accuray Deliverable by other than Accuray personnel prior to Acceptance and completion of the radiation survey by Customer, (ii) results from or relates to any use, operation or service of any Accuray Deliverable by a party not authorized to perform such service by Accuray, or (iii) any use by Customer or its agents of an Accuray Deliverable contrary to any written warning or instruction given by Accuray to Customer.

18.
Damages.    IN NO EVENT SHALL ACCURAY BE LIABLE FOR INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES ARISING FROM OR RELATED TO THIS AGREEMENT EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ACCURAY'S AGGREGATE LIABILITY ARISING FROM OR RELATED TO THIS AGREEMENT SHALL NOT EXCEED THE PAYMENT, LESS ANY APPLICABLE INTEREST, RECEIVED BY ACCURAY FOR THE ACCURAY DELIVERABLE RESULTING IN THE LOSS OR DAMAGE CLAIMED.

19.
Intellectual Property Ownership and License.    Accuray and its licensors retain all intellectual property rights in the Accuray Deliverables. Accuray hereby grants Customer a nonexclusive, non-transferable, royalty-free right to use the software provided in connection with the Accuray Deliverables only in machine readable form and only in combination with the Accuray Deliverable with which such software is provided. No such software shall be copied or decompiled in whole or in part by Customer, and Customer shall not disclose or provide any such software, or any portion thereof, to any third party. All rights in intellectual property not expressly granted hereunder are reserved by the owner of such intellectual property.

20.
Trademarks.    Accuray is the owner of the trademark CyberKnife® and related trademarks in the U.S. and around the world. If Customer wishes to use the CyberKnife or other Accuray trademarks in association with a business name, Accuray requires that Customer execute Accuray's standard royalty-free Trademark License Agreement specifying the requirements for and the nature of the acceptable use. Without the necessary license, Customer is not entitled to use the Accuray marks with a business name or to otherwise use language which would suggest a license with Accuray.

21.
Term.

21.1.
The duration of this Agreement (the "Term") is for the earlier of: (a) five (5) years from the Commencement Date, (b) the effective date upon which Customer exercises its Buyout option in accordance with Section 3 (Buyout), (c) termination of this Agreement in connection with a breach of this Agreement as permitted pursuant to Section 25, or (d) Customer's total Revenue Share Payments to Accuray equal the full amount of the "Remaining System Price" set forth in Section D.1.3 above. At the expiration of the Term, Customer may choose to:

(i)
buyout the Accuray Deliverables in accordance with Section 3 (Buyout),

(ii)
return the Accuray Deliverables to Accuray, or

(iii)
extend the Term of this Agreement if agreed to by Accuray, provided, however, that nothing contained herein shall in any way obligate Accuray to extend the Term of this Agreement at the expiration of such Term.

21.2.
Return of Accuray Deliverables.    In the event that Customer elects to return the Accuray Deliverables to Accuray at the end of the Term, as described in Section 21.1(b) above, Customer acknowledges and agrees that the Down Payment is made in consideration of lower Minimum Monthly Payments and a lower interest rate on the "Remaining System Price" over the Term, and as such Customer is not entitled to any return of the Down Payment. Furthermore, Customer shall pay for the costs of dismantling and shipping the Accuray Deliverables to Accuray. The Accuray Deliverables shall be returned to Accuray in the same condition, less normal wear and tear, as when delivered to Customer. The costs of any repairs or maintenance (other than that assumed by Accuray pursuant the Diamond Elite Service Agreement) required to return the condition of the Accuray Deliverables to an appropriate condition shall be borne by Customer and all such repair or maintenance shall be completed prior to return of the Accuray Deliverables to Accuray.

  21.3.
  Final Payment.    Customer will pay Accuray the amount due for all services performed using the Accuray Deliverables through the end of the Term, calculated based on expected billings and expected collections. Payment will be made within thirty (30) days. The difference between the estimate paid and the actual amount (based on actual collections and Minimum Monthly & Revenue Share Payments) will be calculated and paid (by the appropriate party) within thirty (30) days of the end of each subsequent calendar quarter.

22.
Ownership, Title and Security Interest.

22.1.
Until (i) Accuray has been paid in full for the applicable Buyout price of all Accuray Deliverables provided to Customer, in addition to any and all additional payments due from Customer to Accuray hereunder, in the event that Customer elects to exercise its Buyout option or (ii) Customer's total Revenue Share Payments to Accuray equal the full amount of the "Remaining System Price" set forth in Section D.1.3 above, all Accuray Deliverables are and shall remain the sole exclusive (personal) property of Accuray (or such leasing company or other entity to which Accuray elects to transfer title in connection with the financing of the Accuray Deliverables and the monthly income stream from such items) and at all times be and remain personal property notwithstanding that it or any part of it may be, or hereafter become, in any manner affixed or attached to real property or any building thereon.

22.2.
Customer hereby grants to Accuray and Accuray retains title to all Accuray Deliverables delivered to Customer, and a security interest in all proceeds generated therefrom, for the purpose of securing payment of any and all indebtedness of Customer to Accuray arising out of the placement of the Accuray Deliverables for the purpose of securing payment for such deliverables. Customer authorizes Accuray to file, and shall execute upon Accuray's request, documents and related filings and recordings thereof as necessary for Accuray to perfect the foregoing security interest under the Uniform Commercial Code or any similar domestic or foreign laws and agrees) to help Accuray secure financing from a financing entity using the Accuray Deliverables and Customer's obligations under this Agreement as collateral, it being understood that such financing will not require any obligations from Customer other than those required in this Agreement. Customer shall maintain the Accuray Deliverables in good condition and keep such deliverables free of any liens until payment is made in full. All security interests shall be released once Accuray has received either (i) the full amount of the "Remaining System Price" set forth in Section D.1.3 above if Customer's total Revenue Share Payments to Accuray equal the full amount of the "Remaining System Price" or (ii) the Buyout price for the Accuray Deliverables if Customer elects to exercise its Buyout Option, as well as any and all payments owed hereunder from Customer to Accuray.

23.
Survival.    The parties' obligations under this Agreement shall cease upon expiration of the Term or other termination of this Agreement. Notwithstanding the foregoing, the parties' obligations set forth in Sections 2.3, 2.4 12.1, 12.6, 13, 14, 15, 16.5, 17, 18, 19, 21.2, 21.3, 22, 26, 27, 28, 32, 33, 34, 35 and 36 of this Agreement shall survive such termination.

24.
Breach.    The occurrence of any of the following shall constitute an event of breach hereunder ("Event of Breach"):

24.1.
Default in Payments.    If Customer shall fail to pay all or any portion of any payment, when and as the same shall come due and payable, whether at the due date thereof or by acceleration, or shall fail to make any other payment required by this Agreement, and such failure continues for a period of ten (10) business days after receipt of written notice; or

24.2.
Other Breach.    If either party shall breach or shall be in default under any of the terms and conditions of this Agreement and such breach or default shall not be cured within thirty (30) days after receipt of written notice with respect thereto from the non-breaching party; or

  24.3.
  Bankruptcy, Insolvency, etc.    If either party is subjected to any proceeding under bankruptcy or equivalent laws or the Bankruptcy Act or is insolvent or if any substantial part of a party's property is subjected to any levy, seizure, assignment, application, or sale for or by any creditor or government agency; or

  24.4.
  Licenses.    If any license or other required government approval of Customer is at any time suspended, terminated, revoked or limited in any manner that has a material adverse effect on the use of the System.

25.
Remedies for Breach.    If any Event of Breach shall occur and be continuing, the non-breaching party may, at its option, exercise any one or more of the rights and remedies as follows:

25.1.
Accuray or Customer may terminate this Agreement.

25.2.
Accuray or Customer may take any action at law or in equity to collect any or all amounts then due and thereafter to become due under this Agreement, or to enforce performance and observance of any obligation, agreement or covenant of Accuray or Customer under this Agreement.

25.3.
Accuray may accelerate and declare to be immediately payable the entire balance of all payments and all other amounts due and owing under this Agreement plus the sum of all payments and other amounts reasonably likely, based upon the previous six (6) months' payments, to become payable during the balance of the Term of this Agreement.

25.4.
Accuray may, directly or by its agent, and without notice or liability or legal process, enter upon any premises where the Accuray Deliverables may be located, take possession of and remove the Accuray Deliverables (any damages occasioned by such taking of possession and removal being waived by Customer).

26.
Compliance with Law.    Customer and Accuray shall each do all acts necessary to comply with, and shall cause their respective officers, directors, employees, contractors and agents to comply with, any and all federal, state, and local laws and regulations applicable to each of them. This provision includes but is not limited to legal requirements of privacy of patient-specific records, which is discussed more specifically in Section 13 (Patient Information).

27.
Change of Law with Adverse Circumstances.

27.1.
Change of Law.    As used herein, "Change of Law" shall mean: (i) any new legislation enacted by the federal or any state government; (ii) any third-party payer's or any governmental agency's (including but not limited to the Internal Revenue Service, the Office of the Inspector General of the U.S. Department of Health and Human Services, and comparable state agencies with jurisdiction over the subject matter of this Agreement), passage, issuance or promulgation of any new rule, regulation or guideline or interpretation of an existing law, rule, regulation or guideline; or (iii) any judicial or administrative body's issuance of any order or decree.

27.2.
Adverse Consequences.    As used herein, "Adverse Consequence" shall mean a Change of Law that prohibits, invalidates, renders unenforceable or otherwise materially adversely affects a party's rights or obligations hereunder.

27.3.
Good Faith Revision.    Notwithstanding any other provision of this Agreement, if during the term hereof any Change of Law results in an Adverse Consequence, Customer and Accuray shall make good faith efforts to revise this Agreement in order to avoid or mitigate such Adverse Consequence(s). Where such Change of Law results in any particular provision of this Agreement becoming invalid or unenforceable, the parties agree to first attempt to revise the Agreement so that the remaining provisions shall be enforceable and binding except where severance of the invalid or unenforceable provision substantially changes the rights and duties of the parties.

  27.4.
  Termination.    If the parties are unable to revise this Agreement so as to avoid such Adverse Consequence(s) following sixty (60) days of good faith negotiation, and severance of the invalid or unenforceable provision substantially changes the rights and duties of the parties, then the party adversely affected may terminate this Agreement upon written notice to the other party.

28.
Confidentiality.    All drawings, designs, specifications, manuals and software and other non-public information furnished to the Customer by Accuray hereunder shall remain the confidential and proprietary property of Accuray ("Confidential Information"). All such information, except as may be found in the public domain, shall be held in confidence by Customer and shall not be disclosed by Customer to any third parties or used by Customer other than in its operation of the Accuray Deliverables in accordance with the Specifications.

29.
Press Releases.    Accuray and Customer shall each have the right to announce the installation to the press and shall provide copies of any press release to the other party so that they have a reasonable chance to provide input on the announcement.

30.
Cancellations.    All payments made hereunder are non-refundable and no order accepted by Accuray may be canceled by Customer without Accuray's prior written consent. If Customer requests cancellation of any order and Accuray consents to such request, Customer agrees to pay Accuray a charge determined by Accuray to cover the reasonable costs of order processing, handling, re-testing, shipping, storage, repackaging and similar activities incurred by Accuray in connection with such cancellation.

31.
Assignment.    Neither party may assign this Agreement without the other party's prior written consent, except that Accuray may assign this Agreement without Customer's consent to an affiliate and either party may assign this Agreement without the other party's consent to a successor or acquirer in connection with a merger or acquisition, or the sale of all or substantially all of such party's assets or the sale of that portion of such party's business to which this Agreement relates, upon written notice; provided that any party to which Customer proposes assigning this Agreement must meet Accuray's standard creditworthiness requirements. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties' permitted successors and assigns. Any attempted assignment in violation of this Section 31 shall be null and void.

32.
Dispute Resolution.    Any dispute between Accuray and Customer arising from or related to this Agreement, excluding disputes regarding payment or Customer's unauthorized use or disclosure of Accuray Confidential Information or intellectual property, shall be settled as follows. The party initiating the dispute shall provide written notification to the other party identifying in detail the nature of the dispute. The other party shall respond in writing to the notification within 30 calendar days from the date of receipt of the notification. The party initiating the dispute shall have an additional 30 calendar days after the receipt of the response to either accept the resolution offered by the other party or escalate the matter. If the dispute is not resolved within the foregoing 30-day period, the parties shall escalate the claim to the President of Accuray and the Chief Executive Officer of Customer. Each shall negotiate in good faith and use his or her best efforts to resolve such dispute or claim. If the dispute is not resolved within 15 calendar days after escalation to the President and Chief Executive Officer as described above, then either party may pursue resolution by any means available at law or equity.

33.
Notices.    All notices required or permitted under this Agreement shall be in writing and if delivered in person, effective immediately, if delivered by reputable national or international overnight delivery service, effective 2 business days after deposit with carrier, or if delivered by registered or certified mail, postage prepaid with return receipt requested, effective 5 business days after deposit with carrier. All communications will be sent to the addresses set forth below or to such other address as may be specified by either party in accordance with this section.

To Accuray:	To Customer:
Accuray Incorporated Attention: Chief Financial Officer 1310 Chesapeake Terrace Sunnyvale, CA 94089 Copy to: General Counsel
34.
Force Majeure.    Neither party will be responsible for any failure or delay in its performance under this Agreement (except for the payment of money) due to causes beyond its reasonable control, including, but not limited to, labor disputes, strike, lockout, riot, war, fire, acts of God, accident, failure or breakdown of components necessary for order completion; subcontractor or supplier caused delays; curtailment of or failure to obtain sufficient electrical or other energy, raw materials or supplies; or compliance with any law, regulation or order, whether valid or invalid.

35.
Governing Law.    The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the United States and the State of California without regard to conflicts of laws principles that would require the application of the laws of any other jurisdiction. No action, regardless of form, arising out of or related to any Accuray Deliverable may be brought by Customer more than 1 year after Customer has or should have become aware of the cause of action.

36.
Waiver.    The waiver of any breach or default of any provision of this Agreement will not constitute a waiver of any other right hereunder or of any subsequent breach or default.

37.
Severability.    If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions of the Agreement will remain in full force and effect, and the provision affected will be construed so as to be enforceable to the maximum extent permissible by law.

38.
Amendments.    Any amendment or modification of this Agreement must be made in writing and signed by duly authorized representatives of each party. For Accuray, a duly authorized representative must be any of the following: CEO, CFO, or General Counsel.

39.
Counterparts.    This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

40.
Entire Agreement.    This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings, representations and warranties, written and oral. In the event of a conflict or inconsistency between the terms stated in a purchase order or other similar document and this Agreement, the terms of this Agreement shall govern.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers, thereunto duly authorized. The parties acknowledge and agree that this Agreement does not become effective until it has been signed by all parties indicated below.

ACCURAY INCORPORATED	CUSTOMER
By:	By:
Print Name: Robert E. McNamara	Print Name:
Title: Senior Vice President & Chief Financial Officer	Title:
Date:	Date:

The undersigned acknowledges that the terms and conditions of this Agreement meet the policies and procedures of Accuray.

By:	Darren J. Milliken General Counsel
Date:

Please make sure that you have signed the Diamond Elite Preventive Maintenance and Service Agreement provided separately. Please attach payment to this signed Agreement and forward to:

Accuray Incorporated
ATTN: Contracts Administration
1310 Chesapeake Terrace
Sunnyvale, CA 94089
T. 408.716.4600
F. 408.716.4620

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CYBERKNIFE® G4 SHARED OWNERSHIP AGREEMENT